DISTRIBUTION PLAN PURSUANT TO RULE 12B-1

FOR

CLASS A SHARES (formerly No-Load)

&

CLASS C SHARES

of the

Satuit Capital U.S. Emerging Companies Fund

Satuit Capital U.S. Small Cap Fund

Satuit Capital U.S. SMID Cap Fund

(the “Funds”)

Distribution Plan Pursuant to Rule 12b-1, (the "Plan") of the Funds, each a series of Satuit Capital Management Trust (the "Trust"), a Delaware business trust.

WHEREAS, the Trustees of the Trust have determined to adopt this Plan on behalf of the  Class A Shares and Class C Shares of the Funds, in accordance with the requirements of the Investment Company Act of 1940, as amended (the "Act") and have determined that there is a reasonable likelihood that the Plan will benefit the Class A Shares and Class C Shares of the Funds and their shareholders; and

WHEREAS, Satuit Capital Management, LLC and Satuit Funds Management, LLC (the “Advisors”) serve as investment advisers to the Funds and actively market the Funds to the public; and

WHEREAS, Rafferty Capital Markets, LLC (the “Underwriter”) serves as principal underwriter to the Funds and markets the Funds to the Public and arranges for the participation of other brokers and dealers to sell shares of the Funds;

NOW, THEREFORE, the Trustees hereby adopt the Plan on the following terms and conditions:

(1)

The Class A Shares of each Fund shall pay directly to or reimburse the Underwriter or the Advisors, as applicable, at the end of each month, up to a maximum on an annual basis of 0.25% of the average daily value of the net assets of the Class A Shares of each Fund, subject to any applicable restrictions imposed by rules of the Financial Industry Regulatory Authority, for marketing, distribution, and/or shareholder servicing expenditures incurred by the Class A Shares of the Funds and the Underwriter and/or Advisors in connection with the sale and promotion of the Funds' Class A Shares and the furnishing of services to shareholders of the Class A Shares of the Funds. Such expenditures shall consist of but are not limited to: (i) commissions to sales personnel for selling Class A Shares of the Funds; (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with the Funds in the form of a Dealer Agreement with the Underwriter for services rendered in connection with the sale and distribution of Class A Shares of the Funds; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Class A Shares of the Funds; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Class A Shares of the Funds’ Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Trustees of the Trust determine are reasonably calculated to result in sales of shares of the Class A Shares of the Funds; provided, however, that a portion of such amount paid to the Underwriter and/or Advisor(s), which portion shall be equal to or less than 0.25% annually of the average daily net assets of the Funds shares, may be paid for the costs of providing services to shareholders, including assistance in connection with inquiries related to shareholder accounts (the "Service Fee").

Amounts paid or payable by the Class A Shares of the Funds under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the marketing, distribution, and/or shareholder servicing expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's-length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Trustees, in the exercise of reasonable business judgment, in light of fiduciary duties under state law and Sections 36(a) and (b) of the Act and based upon appropriate business estimated and projections.

(2)

The Class C Shares of each Fund shall pay directly to or reimburse the Underwriter or the Advisors, as applicable, at the end of each month, up to a maximum on an annual basis of 1.00% of the average daily value of the net assets of the Class C Shares of each Fund, subject to any applicable restrictions imposed by rules of the Financial Industry Regulatory Authority, for marketing, distribution, and/or shareholder servicing expenditures incurred by the Class C Shares of the Funds and the Underwriter and/or Advisors in connection with the sale and promotion of the Funds' Class C Shares and the furnishing of services to shareholders of the Class C Shares of the Funds. Such expenditures shall consist of but are not limited to: (i) commissions to sales personnel for selling Class C Shares of the Funds; (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with the Funds in the form of a Dealer Agreement with the Underwriter for services rendered in connection with the sale and distribution of Class C Shares of the Funds; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Class C Shares of the Funds; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Class C Shares of the Funds’ Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Trustees of the Trust determine are reasonably calculated to result in sales of shares of the Class C Shares of the Funds; provided, however, that a portion of such amount paid to the Underwriter and/or Advisor(s), which portion shall be equal to or less than 0.25% annually of the average daily net assets of the Funds shares, may be paid for the costs of providing services to shareholders, including assistance in connection with inquiries related to shareholder accounts (the "Service Fee").

Amounts paid or payable by the Class C Shares of the Funds under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the marketing, distribution, and/or shareholder servicing expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's-length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Trustees, in the exercise of reasonable business judgment, in light of fiduciary duties under state law and Sections 36(a) and (b) of the Act and based upon appropriate business estimated and projections.

(3)

At least quarterly in each year the Plan remains in effect, the Trust's Principal Financial Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Class A Shares and/or Class C Shares of the Funds under this Plan, shall prepare and furnish to the Trustees for their review,and the Trustees shall review a written report complying with the requirements of Rule 12b-1 under the Act regarding the amounts expended under the Plan for each Share Class and the purposes for which such expenditures were made.

(4)

This Plan shall not take effect until it, together with any related agreements, have been approved by a vote of at least a majority of the Trustees, as well as a vote of at least a majority of the Trustees who are not interested persons (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any related agreements (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or any related agreement, and the Plan shall not take effect with respect to the Class A and Class C Shares of the Funds until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Class A and Class C Shares of the Funds.

(5)

This Plan shall remain in effect for one year from the date of its execution and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees, as well as a majority of the Disinterested Trustees. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses provided in Paragraph 1 hereof (including the Service Fee) without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the applicable Share Class of the applicable Fund and (b) all material amendments to this Plan must be approved by a vote of the Trustees and the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

(6)

While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

(7)

Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class A or Class C Shares of the Funds, as applicable, on not more than 60 days' written notice to the other party to the agreement, and (b) such agreement shall terminate automatically in the event of its assignment.

(7)

This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the applicable Share Class of the Funds.  In the event this Plan is terminated or otherwise discontinued with respect to one or more Funds, no further payments hereunder will be made by the Plan with respect to that Fund.

(8)

The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 2 hereof, and any other information, estimates, projections and other materials that serve as a basis therefore, considered by the Trustees, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

Adopted as of the 12th day of December 2000

Revised as 21st day of September 2009.

Revised as of the 1st day of April, 2013.

Revised as of the 5th day of June, 2015.